                         SENDTEC marketingfusion [LOGO]

FOR MORE INFORMATION CONTACT:                              FOR IMMEDIATE RELEASE
HUMA GRUAZ 312-245-9805 EXT. 101                                          1-2007
HUMA@ALPAYTAC.COM

                  SENDTEC'S GROWTH MARKED BY EXPANSION OF TEAM
              INDUSTRY VETERANS LEND EXPERTISE; FUEL 2007 MOMENTUM

St. Petersburg, FL - January 19, 2007 - In conjunction with its recent sizeable growth, SendTec, Inc. (NASD Bulletin Board: SNDN), a progressive full-service direct-marketing agency, appoints Robert F. Hussey to serve on the company's prestigious Board of Directors, names Daniel G. Hall as Senior Vice President,
Secretary and General Counsel, and retains investor relations firm, Ashton
Partners, to enhance communications with the investment community.

"SendTec has always been comprised of forward-thinking individuals dedicated to developing cutting-edge marketing initiatives," says Paul Soltoff, CEO and
Chairman of the Board of SendTec. "The recent additions bring together a unique blend of diverse perspectives to guide our team through future endeavors. We are thrilled to have assembled such a strong and qualified team to help us achieve our objectives in 2007 and beyond."

The latest appointments by SendTec include:

     o    ROBERT F. HUSSEY is a seasoned executive with close to 30 years of experience in the advertising and technology industries. As Vice
          President and Management Supervisor of Grey Advertising, Hussey was
          responsible for over $100 Million in product marketing and advertising for accounts such as General Mills, 3M and Warner Brothers. As Interim
          President and CEO of Digital Lightwave, a leading provider of optical networking technology, Hussey repositioned the company from a 3-year period of decline to one of operational stability and growth in new international markets. In addition, Hussey serves on the boards of
          Axcess International, Argentum Capital Partners, Digital Lightwave and
          World Racing Group.

"SendTec's innovative ideas to synergize online and offline marketing programs will have a profound effect in a variety of industries. I look forward to working with this progressive team and directing the company through future endeavors," says Hussey.

     o    DANIEL G. HALL has a proven track record of streamlining organizations by implementing sophisticated legal procedures while building and leading highly effective legal teams. With over 20 years of corporate law experience, Hall brings a level of expertise that will enhance the
          SendTec's legal management, corporate governance and compliance activities. As a member of the senior management group at Novoste
          Corporation, Hall was specifically responsible for the creation and administration of worldwide legal and intellectual property functions.
          From private practice to the high-tech medical-device industry, Hall has been a trusted resource providing strategic counseling for senior management and boards of directors.

Mr. Hall commented, "SendTec is a forward-thinking company with a unique vision and I am excited to join such a high energy management team. I believe that I can make significant contributions in this complex regulatory compliance environment and look forward to the challenge."

     o    ASHTON PARTNERS is a Chicago-based strategic advisory firm specializing in investor relations (IR). A unique company in the IR field, Ashton Partners provides a distinctive set of experienced finance professionals as well as communications specialists to effectively communicate a clear and consistent message to investors.
          Their services include investor targeting, market intelligence, messaging and strategic advise in a variety of areas such as guidance and disclosure.

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                         SENDTEC marketingfusion [LOGO]

ABOUT SendTec

SendTec, Inc. (NASD Bulletin Board: SNDN), a future-focused, direct marketing organization, offers next generation Search Engine Marketing (SEM) services aimed at dramatically increasing ROI. SendTec's expertise in direct marketing gives them a strong edge in the booming SEM industry. SendTec defines successful search campaigns as Humanology, the convergence of technology with the human brain to generate superior paid search results. SendTec has also earned
Microsoft's Gold Certified Partner status, one of the first direct marketing companies to achieve this honor. Since their founding in 2000, SendTec continues to be one of the premier marketing services companies providing full service
Direct Response Television consulting, script-to-screen production, media planning/buying/optimization, desktop reporting, and account services; Internet
Pay per Performance; Direct Response Advertising; Online Direct Marketing and
Response Optimization and Tracking. Servicing over 90 clients, SendTec is headquartered in St. Petersburg, Florida with offices in New York City and
Chicago. Clients include Intuit, uBid, Extra Space Storage, Euro-Pro,
RealNetworks and Conde Nast.

SAFE HARBOR

To the extent that any statements made in this release contain information that is not historical, these statements are essentially forward-looking.
Forward-looking statements can be identified by the use of words such as
"expects," "plans" "will," "may," "anticipates," believes," "should," "intends,"
"estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update any forward-looking statements.
As a result, you should not place undue reliance on these forward-looking statements.

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